MASTER AMENDMENT TO
POOLING AND SERVICING AGREEMENTS

Dated as of August 11, 2006

Among

FIRST HORIZON ASSET SECURITIES INC., as Depositor,

FIRST HORIZON HOME LOAN CORPORATION, as Master Servicer, and

THE BANK OF NEW YORK, as Trustee

With respect to

POOLING AND SERVICING AGREEMENTS

relating to

FIRST HORIZON MORTGAGE PASS-THROUGH TRUST 2005-4
MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-4

FIRST HORIZON ALTERNATIVE MORTGAGE SECURITIES TRUST 2005-FA5
MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-FA5

THIS MASTER AMENDMENT TO POOLING AND SERVICING AGREEMENTS dated as of August 11, 2006 (this “Master Amendment”), is executed among FIRST HORIZON ASSET SECURITIES INC., a Delaware corporation, as depositor (the “Depositor”), FIRST HORIZON HOME LOAN CORPORATION, a Kansas corporation as master servicer (the “Master Servicer”), and THE BANK OF NEW YORK, a banking corporation organized under the laws of the State of New York, as trustee (the “Trustee”).

R E C I T A L S :

A.  The Depositor, the Master Servicer, and the Trustee are parties to the Agreements (as defined below).

B.  The Depositor, the Master Servicer, and the Trustee, desire to amend the Agreements, among other things, to restate the definition of the Private Certificates in each of the Agreements.

C.  The amendment contemplated hereby, with the consent of the holders of the Certificates (as defined below), is permitted under Section 11.1 of the Agreements.

D.  The Trustee has received an Opinion of Counsel from Andrews Kurth LLP in substantially the form attached hereto as ANNEX A, to the effect that this Master Amendment will not cause the imposition of any tax on any Certificateholders or any REMIC created under the Agreements or cause any REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding.

E. The holder of the Certificates has executed a Consent of Sole Certificateholder to Master Amendment to Pooling and Servicing Agreements in substantially the form attached hereto as ANNEX B to consent to and adopt this Master Amendment.

W I T N E S E T H  T H A T

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Whenever used in this Master Amendment, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

2005-4 PSA: The Pooling and Servicing Agreement, dated as of June 1, 2005, by and among the Depositor, the Master Servicer and the Trustee, as related to the First Horizon Mortgage Pass-Through Trust 2005-4 and the Mortgage Pass-Through Certificates, Series 2005-4.

2005-FA5 PSA: The Pooling and Servicing Agreement, dated as of June 1, 2005, by and among the Depositor, the Master Servicer and the Trustee, as related to the First Horizon Alternative Mortgage Securities Trust 2005-FA5 and the Mortgage Pass-Through Certificates, Series 2005-FA5, as amended by Amendment No. 1 to Pooling and Servicing Agreement, dated as of June 12, 2005 by and among the Depositor, the Master Servicer and the Trustee.

Agreements: Collectively, the 2005-4 PSA and 2005-FA5 PSA.

Certificates: The collective certificates listed on SCHEDULE A attached hereto.

ARTICLE II
AMENDMENTS TO AGREEMENTS

The following defined term under the Preliminary Statement of each of the Agreements is hereby amended and restated in its entirety for all purposes of such Agreements to read as follows:

Private Certificates	The Principal Only Certificates and the Class B-4, Class B-5 and Class B-6 Certificates.

The second full paragraph of Exhibit A-2 of each of the Agreements is hereby deleted in its entirety and replaced with the following language for all purposes of such Agreements:

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES (“BLUE SKY LAWS”), AND SUCH CERTIFICATE MAY NOT BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (C) TO AN INSTITUTIONAL ACCREDITED INVESTOR AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE BLUE SKY LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALES OF THIS CERTIFICATE.

ARTICLE III
MISCELLANEOUS

Section 3.1  Ratification.

The terms and provisions set forth in this Master Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreements, and, except as expressly modified and superseded by this Master Amendment, the terms and provisions of the Agreements are ratified and confirmed and shall continue in full force and effect. Each Agreement as so modified by this Master Amendment shall be read, taken and construed as one and the same instrument with the Master Amendment.

Section 3.2  Reference to Agreements; Capitalized Terms.

The Agreements and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreements as amended hereby, are hereby amended so that any reference in such agreements, documents, or instruments to any of the Agreements shall mean a reference to the applicable Agreement as amended hereby. All initially capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the applicable Agreement.

Section 3.3  Successors and Assigns.

This Master Amendment is binding upon and shall inure to the benefit of the Depositor, the Master Servicer and the Trustee and their respective successors and assigns.

Section 3.4  Governing Law.

THIS MASTER AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 3.5  Counterparts.

This Master Amendment may be executed in one or more counterparts, each of which when so executed shall be an original, but such counterparts when taken together shall constitute one and the same instrument.

Section 3.6  Trustee.

The Trustee is entering into this Master Amendment at the request and direction of the Depositor and the Master Servicer. This Master Amendment is not intended to benefit or adversely affect the Trustee. The Trustee does not pass upon the benefit or adverse affect of this Master Amendment on any other party to the Agreements or Certificateholders and this Master Amendment is entered into by the Trustee subject to the terms of Section 11.1 of the Agreements.

Section 3.7  Effective Date.

This Master Amendment shall be effective as of August 11, 2006.

IN WITNESS WHEREOF, the Depositor, the Trustee and the Master Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

FIRST HORIZON ASSET SECURITIES INC.,
as Depositor

By: /s/ Alfred Chang
Alfred Chang
Vice President

THE BANK OF NEW YORK,
not in its individual capacity, but solely as Trustee

By: /s/ Kelly Crosson
Name:
Title:

FIRST HORIZON HOME LOAN CORPORATION,
as Master Servicer

By: /s/ Alfred Chang
Alfred Chang
Vice President

SCHEDULE A

Certificates: The following mortgage pass-through certificates, collectively:

(i)	The Class I-A-PO and Class II-A-PO Certificates issued pursuant to the 2005-4 PSA;

(ii)	The Class I-A-PO and Class II-A-PO Certificates issued pursuant to the 2005-FA5;

ANNEX A

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ANNEX B

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